Exhibit 99.1

Idera Pharmaceuticals Announces Organizational Update

- Antisense Pioneer and Idera Founder Dr. Sudhir Agrawal Set to Retire -

CAMBRIDGE, MA and EXTON, PA — April 18, 2017 — Idera Pharmaceuticals, Inc. (NASDAQ: IDRA), a clinical-stage biopharmaceutical company developing toll-like receptor and RNA therapeutics for patients with cancer and rare diseases, today announced that Sudhir Agrawal, D. Phil, the company’s President of Research and member of the company’s Board of Directors, plans to retire on May 31, 2017.  However, Dr. Agrawal will continue to contribute to the company as a scientific advisor.

“It has been an honor to be part of the nucleic acid therapeutics field, beginning with our pioneering work in antisense, developing novel therapeutics with our deep understanding of nucleic acid chemistry,” stated Dr. Agrawal. “I am proud of the tremendous progress that has occurred in the field over the past three decades and I am optimistic that our third generation antisense (3GA) platform may allow Idera to realize the full therapeutic potential of antisense.  I look forward to keenly watching the accomplishments of my colleagues at Idera under Vin’s leadership over the upcoming months and years as they continue to advance candidates from our TLR-based and 3GA programs forward through clinical trials to commercialization.  I am extremely appreciative of the opportunity to have worked with so many talented people who have inspired and challenged me throughout my career, and I am pleased to continue to support the team as a scientific advisor.”

“I was humbled in 2014, when Sudhir invited me to join him and help guide Idera to its next level of growth,” stated Vincent Milano, Idera’s Chief Executive Officer.  “Today I am honored to carry forward Sudhir’s remarkable legacy as he steps into the next phase of his life.  There are not enough words to fully capture Sudhir’s contributions to science; however, his mark will forever remain on all we accomplish in the days ahead. Our entire team looks forward to continuing to develop his discoveries and making a positive impact on patients.”

Jonathan Yingling, Ph.D., Idera’s Senior Vice President and Head of Early Development will assume interim leadership of the company’s research organization.

Dr. Agrawal joined Idera as a founding scientist and has since served in various leadership roles, including Chairman, Chief Executive Officer, President, Chief Scientific Officer, and member of the Board of Directors.  During his tenure, he has led the scientific development of Idera’s nucleic acid therapeutic platform, including antisense technology and toll-like receptor (TLR) targeted compounds.

Under Dr. Agrawal’s leadership, Idera has created a pipeline of drug candidates, which includes TLR modulators IMO-2125, IMO-8400, and IMO-9200.   IMO-2125, a TLR9 agonist, is currently in Phase 2 development as an intratumoral agent for the treatment of PD-1 refractory metastatic melanoma. IMO-8400, a TLR7/8/9 antagonist, is currently in Phase 2 development for the treatment of dermatomyositis.  IMO-9200, a TLR7/8/9 antagonist, is licensed to Vivelix for the oral treatment of GI inflammation.  In addition, the company is developing the third generation antisense (3GA) technology, which is the culmination of three decades of pioneering work by Dr. Agrawal in the antisense field, and insights gained from the first and second generation antisense designs. A 3GA candidate has been selected for clinical development for an undisclosed target.

Dr. Agrawal has published more than 300 research papers and reviews, and has made presentations at hundreds of scientific conferences.  He is a named inventor on over 400 patents and patent applications throughout the world. He has edited three books, one on oligonucleotides and analogues, one on oligonucleotide conjugates, and one on antisense therapeutics. In addition to his work at Idera, Dr. Agrawal also serves as a member of the editorials of Trends in Molecular Medicine, Investigational Drug Journal and Current Cancer Drug Targets.

Dr. Agrawal received his D.Phil. in chemistry and conducted post-doctoral research at the MRC’s Laboratory of Molecular Biology, Cambridge, U.K. and in the laboratory of the late Paul Zamecnik, “Father of Antisense” at the Worcester Foundation (now UMass Medical School).

About Idera Pharmaceuticals

Idera Pharmaceuticals is a clinical-stage biopharmaceutical company developing novel nucleic acid-based therapies for the treatment of certain cancers and rare diseases. Idera’s proprietary technology involves designing synthetic oligonucleotide-based drug candidates to modulate the activity of specific TLRs. In addition to its TLR programs, Idera has used its proprietary knowledge to create a third generation antisense technology platform which inhibits the production of disease-associated proteins by targeting RNA. To learn more about Idera, visit www.iderapharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding the Company’s strategy, future operations, collaborations, intellectual property, cash resources, financial position, future revenues, projected costs, prospects, plans, and objectives of management, are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Idera cannot guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. There are a number of important factors that could cause Idera’s actual results to differ materially from those indicated or implied by its forward-looking statements. Factors that may cause such a difference include: whether interim results from a clinical trial, such as preliminary results reported in this release, will be predictive of the final results of the trial, whether results obtained in preclinical studies and clinical trials such as the preclinical data described in this release will be indicative of the results that will be generated in future clinical trials, including in clinical trials in different disease indications; whether products based on Idera’s technology will advance into or through the clinical trial process on a timely basis or at all and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if the Company’s products receive approval, they will be successfully distributed and marketed; and such other important factors as are set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2016. Although Idera may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor and Media Contact

Robert Doody

Vice President, Investor Relations and Corporate Communications

Office: 617-679-5515

Mobile: 484-639-7235

rdoody@iderapharma.com